FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/_/ Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).


1.   Name and Address of Reporting Person*:

         Four Partners
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)

2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)

3. IRS Identification Number of Reporting Person, if an entity (Voluntary):


4. Statement for Month/Year:

         9/98

5.   If Amendment, Date of Original:

      (Month/Year)


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value

2.   Transaction Date:

      (Month/Day/Year)

         9/1

3.   Transaction Code:

      (Instr. 8)

      Code                 V

         P

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

       15,000         A                    $11.125

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         1,240,800

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)


Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.


*  If the form is  filed by more  than one  reporting  person,  see  Instruction
   4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

      (Instr. 3)

2. Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:

      (Month/Day/Year)


4.   Transaction Code:

      (Instr. 8)

      Code                 V


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)


       (A)                 (D)


6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

       Date Exercisable             Expiration Date


7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares


8.   Price of Derivative Security:

      (Instr. 5)


9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)


Explanation of Responses:

              This Form 4 is being filed jointly by Four Partners ("FP"), a New York general partnership, and Four-Fourteen Partners LLC ("4-14P"), a Delaware limited liability company. FP is the designated filer.

              The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch."

              The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Thomas J. Tisch has been appointed the Manager of 4-14P.

              The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.


FOUR PARTNERS



/s/ Thomas J. Tisch
---------------------------
** Signature of Reporting Person

Date: October 9, 1998

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                      Attachment To Form 4 of Four Partners
                    in Respect of Neurogen Corporation (NRGN)
                               Statement for: 9/98

              This Form 4 is being filed jointly by Four Partners ("FP"), a New York general partnership, and Four-Fourteen Partners LLC ("4-14P"), a Delaware limited liability company. FP is the designated filer.


Joint Filer Information

1.   Name and Address of Reporting Person*:

         Four-Fourteen Partners LLC
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)

2. Issuer Name and Ticker or Trading Symbol:

         Neurogen Corporation (NRGN)

3. IRS Identification Number of Reporting Person, if an entity (Voluntary):


4. Statement for Month/Year:

         9/98

5.   If Amendment, Date of Original:

      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.025 par value

2.   Transaction Date:

      (Month/Day/Year)

3.   Transaction Code:

      (Instr. 8)

      Code                 V

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         300,000

6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

      (Instr. 3)


2. Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:

      (Month/Day/Year)


4.   Transaction Code:

      (Instr. 8)

      Code                 V


5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)


       (A)                 (D)


6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)


       Date Exercisable             Expiration Date


7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)


      Title                Amount or Number of Shares


8.   Price of Derivative Security:

      (Instr. 5)

9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)


10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)


Explanation of Responses:



FOUR-FOURTEEN PARTNERS LLC



/s/ Thomas J. Tisch
---------------------------
** Signature of Reporting Person

Date: October 9, 1998